EXHIBIT 10.29

SPX CORPORATION
SUPPLEMENTAL INDIVIDUAL ACCOUNT
RETIREMENT PLAN

As Amended and Restated Effective October 21, 2008

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4.1	Amount	11
4.2	Form and Commencement of Benefit	11

ARTICLE V ADMINISTRATION OF THE PLAN		12
5.1	Administration by the Company	12
5.2	General Powers of Administration	12
5.3	409A Compliance	12

ARTICLE VI AMENDMENT OR TERMINATION		13
6.1	Amendment or Termination	13
6.2	Effect of Amendment or Termination	13

ARTICLE VII GENERAL PROVISIONS		14
7.1	Funding	14
7.2	General Conditions	14
7.3	No Guaranty of Benefits	14
7.4	No Enlargement of Employee Rights	14
7.5	Spendthrift Provision	14
7.6	Applicable Law	14
7.7	Small Benefits	14
7.8	Incapacity of Recipient	15
7.9	Corporate Successor	15
7.10	Unclaimed Benefit	15
7.11	Limitations on Liability	15
7.12	Duties of Participants, Beneficiaries, and Surviving Spouses	15
7.13	Taxes and Withholding	15
7.14	Treatment for other Compensation Purposes	16

ARTICLE VIII CHANGE-OF-CONTROL		17
8.1	Definition of Change-of-Control	17
8.1A	Definition of 409A Change-of-Control	18
8.2	Benefit Rights Upon Change-of-Control	19
8.3	Excess Parachute Payments by the Company	20

ARTICLE IX SPECIAL PROVISIONS		22
9.1	Former Participants in the General Signal Corporation Supplemental Retirement Plan	22
9.2	Certain Former General Signal Participants Eligible for Transition Benefits	22

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SPX CORPORATION
SUPPLEMENTAL INDIVIDUAL ACCOUNT RETIREMENT PLAN

The SPX Corporation Supplemental Individual Account Retirement Plan, formerly known as the Excess and Top Hat Benefit Plan No. 3 (the “Plan”) was adopted effective January 1, 1984, amended from time to time thereafter and is now amended and restated, effective as of October 21, 2008.  The Plan is established and maintained by SPX Corporation for the purpose of providing benefits in excess of the limitations on benefits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code for certain of its employees who participate in the SPX Corporation Individual Account Retirement Plan.

The provisions of this Plan are only applicable to Participants in the employ of SPX Corporation on or after the effective date of such provisions. Participants who terminated prior to that date (or the Surviving Spouses or Beneficiaries of such Participants) shall be eligible for benefits, if any, under the terms of the Plan then in effect, or as subsequently amended such that the amended terms apply to such persons.

ARTICLE I

DEFINITIONS

Whenever used herein the following terms shall have the meanings hereinafter set forth.  Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

1.1                                 “Account Balance” means the value of a Participant’s benefit payable under this Plan on or after July 1, 1997, expressed as a lump sum.  A Participant’s Account Balance at any time shall be the sum of the following:

(i)                                     Initial Account Balance (if any);

(ii)                                  Principal Accruals; and

(iii)                               Interest Accruals.

1.2                                 “Accrued Benefit” has the following meaning with respect to the methods of determining a benefit under this Plan as may apply to a specific Participant:

(1)                                  Account Balance.  An Accrued Benefit based on a Participant’s Account Balance means the Participant’s Account Balance at any time, and the immediate single life annuity which is the Actuarial Equivalent of the Participant’s Account Balance at such time.  For any Participant who terminates employment before he attains his Normal Retirement Age, and who elects to leave his Account Balance in the Plan, Accrued Benefit means that Participant’s Account Balance at the time of termination of employment plus Interest Accruals to the date of distribution, and the immediate single life annuity which is the Actuarial Equivalent of the Participant’s Account Balance at such time.

(2)                                  Grandfathered Benefit.  An Accrued Benefit based on a Participant’s Grandfathered Benefit, described in Section 1.13.

A Participant’s Accrued Benefit shall be payable only in those optional forms of benefit which pertain (as provided under the Qualified Plan) to the Account Balance or Grandfathered Benefit (whichever is applicable).

1.3                                 “Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations relating thereto.

1.4                                 “Actuarial Equivalent” means a benefit having the same value as the benefit it replaces, as defined in this subsection.  Actuarial equivalency shall be determined on the basis of the following assumptions:

(1)                                  For purposes of (i) converting an Account Balance to a single life annuity, or (ii) converting a single life annuity to a lump sum, or (iii) converting a lump sum (other than an Account Balance) to a single life annuity, the applicable actuarial assumptions set forth under Section 2.1(c)(1) of the Qualified Plan shall be utilized.

(2)                                  For purposes of converting a single life annuity (i) into a joint and 50% survivor annuity, or (ii) into any optional form of benefit (excluding lump sums), the actuarial factors set forth in Appendix A of the Qualified Plan (as amended, if applicable) shall be applied.

(3)                                  For all other purposes under the Plan, mortality shall be based upon the mortality assumptions set forth in the mortality table commonly described as “UP-1984,” as published, and the assumed interest rate shall be 5% per year.

1.5                                 “Affiliated Company” or “Affiliate” means any corporation, trade or business entity which is a member of a controlled group of corporations, trades or businesses, or an affiliated service group, of which the Company is also a member, as provided in Code Sections 414(b), (c), (m) or (o).

1.6                                 “Beneficiary” means a Participant’s beneficiary under the Qualified Plan with respect to a Participant’s Non-409A Supplemental Retirement Benefit (or, if applicable, the Supplemental Plan Preretirement Death Benefit payable under the first paragraph of Section 4.2).

With respect to a Participant’s 409A Supplemental Retirement Benefit (or, if applicable, the Supplemental Plan Preretirement Death Benefit payable under the second paragraph of Section 4.2), “Beneficiary” means any person or persons designated by a Participant to receive such benefits payable in the event of the Participant’s death before benefits under the Plan begin, or to receive the survivor benefits under any joint and survivor benefit option or period certain benefit option after benefits under the Plan begin.  A married Participant may elect at any time to designate a non-spouse Beneficiary or to revoke any such election at any time.  An election by a Participant to designate a non-spouse Beneficiary shall not take effect unless the Participant’s spouse consents in writing to such election, such consent acknowledges the effect of such an election and the consent is witnessed by a representative of the Plan or a notary public, unless the Participant establishes to the satisfaction of the Committee that such consent may not be obtained because there is no spouse, the spouse cannot be located or due to other circumstances.  The consent by a spouse shall be irrevocable and shall be effective only with respect to that spouse.  Any separate designation of a Beneficiary under this Plan shall not be effective for any purpose unless and until it has been filed by the Participant with the Committee on a form approved by the Committee.  A Participant may, from time to time, on a form approved by and filed with the Committee, change the Beneficiary, provided that once benefit payments have commenced to be paid to a Participant, his designation of a Beneficiary may only be changed for the period certain option.  If payments under a period certain benefit option have commenced to a Participant’s designated Beneficiary and the Beneficiary dies before all payments under such form of payment have been made, any remaining payments shall be made to the Beneficiary’s estate.

1.7                                 “Board” means the Board of Directors of the Company.

1.8                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.9                                 “Committee” means the Compensation Committee of the Board.

1.10                           “Company” means SPX Corporation, a Delaware corporation, or, to the extent provided in Section 7.9 below, any successor corporation or other entity resulting from a reorganization, merger or consolidation into or with the Company, or a transfer or sale of substantially all of the assets of the Company.

1.11                           “Excess Participant” means a Qualified Plan participant whose benefit is limited by reason of the application of Code Section 415, as in effect on the date that Qualified Plan Retirement Benefits commence.

1.12                           “Former Accrued Benefit” means (1) a Participant’s accrued Normal Retirement Benefit as of June 30, 1997 under the Qualified Plan payable in the form of a single life annuity at the Participant’s Normal Retirement Age (or, if later, payable on June 30, 1997), based on the terms of this Plan as in effect on June 30, 1997, or (2) the accrued Normal Retirement Benefit as of the date that benefits under a Prior Plan were converted to Account Balances under this Plan.

1.13                           “Grandfathered Benefit” means the alternative benefit formula under the Qualified Plan applicable to Participants who had a combination of age and service of at least 50 with at least 10 years of service under the Qualified Plan on June 30, 1997, which may be elected instead of such a Participants’ Account Balance under the Qualified Plan.

1.14                           “GSX Transition Benefit” means the special transition benefit payable with respect to the Qualified Plan account balance of certain Participants who were formerly covered by the General Signal Corporation Benefits Plan as referenced in Section 9.2.

1.15                           “Initial Account Balance” means the Actuarial Equivalent of a Participant’s Former Accrued Benefit, expressed as a lump sum on July 1, 1997 with respect to employees who were participants in the Qualified Plan on that date or the date on which a Participant’s benefit under any other Prior Plan which is now part of the Qualified Plan was converted to an Actuarial Equivalent Account Balance.  A Participant’s Initial Account Balance (determined as if the Plan terminated on July 1, 1997, or on the applicable Prior Plan conversion date) shall be no less than the Actuarial Equivalent of the Participant’s Accrued Benefit under this Plan or a Prior Plan determined as if this Plan or a Prior Plan had terminated on the conversion date.

1.16                           “Interest Accruals” means the additions to a Participant’s Account Balance determined with the Interest Accrual Rate below and in accordance with the methodology utilized under the Qualified Plan for the Interest Credits thereunder.

1.17                           “Interest Accrual Rate” means the rate of interest (determined once each Plan Year) at which a Participant’s Account Balance is deemed to grow.  For any Plan Year, the Interest Accrual Rate shall be the interest rate paid on five-year United States Treasury Notes (Constant Maturities) in effect as of the last business day of November of the immediately preceding Plan Year.

1.18                           “Normal Retirement Age” means the earlier of (a) the date a Participant has attained his Social Security Unreduced Retirement Age (as defined under the Qualified Plan), or (b) the date when he has both attained his 65th birthday and completed five years of Continuous Service under the Qualified Plan.

1.19                           “Normal Retirement Date” means the first day of the month coinciding with or next following the date on which a Participant terminates employment with the Company because of his normal retirement under the Qualified Plan on or after attainment of his Normal Retirement Age.

1.20                           “Participant” means an employee of the Company or of an Affiliated Company who is a participant under the Qualified Plan (or any successor or replacement to the Qualified Plan) and to whom or with respect to whom a benefit is payable under this Plan.  When used in the Plan, Participants are either “Excess Participants” or “Top Hat Participants.”  The term “Participant” shall refer only to Top Hat Participants unless otherwise specified.  Notwithstanding the foregoing, the term Participant shall not include any participant in the Qualified Plan, whose participation in the Qualified Plan is a result of a plan merger or transfer of assets and liabilities effected on or after January 1, 2001.

1.21                           “Plan” means the SPX Corporation Supplemental Individual Account Retirement Plan.

1.22                           “Principal Accruals” mean the additions made to a Participant’s Account Balance equivalent to those which would have been made under the Qualified Plan, absent the limits on compensation imposed by Code Section 401(a)(17), or any successor section of the Code, and provided that any deferrals of compensation made pursuant to the SPX Corporation Supplemental Retirement Savings Plan shall be includable in the determination of such compensation.  Any qualified plan supplemental accruals shall reduce the amount of Principal Accruals under this Plan.

1.23                           “Qualified Plan” means the SPX Corporation Individual Account Retirement Plan (formerly known as Pension Plan No. 3) and each predecessor, successor or replacement to the said Qualified Plan, and any plan which has been merged into the Qualified Plan (a “Prior Plan”) where Prior Plan Accrued Benefits have been converted to an Initial Account Balance.

1.24                           “Qualified Plan Retirement Benefit” means the aggregate benefit payable to a Participant pursuant to the Qualified Plan (including any portion to be paid to an alternate payee pursuant to a qualified domestic relations order) by reason of his termination of employment with the Company and all Affiliates for any reason other than death.  Where the Qualified Plan provides for an offset to a Participant’s benefit under the Qualified Plan to reflect payment to a Participant of additional defined benefit pension payments (within the meaning of Code Section 414(j)) under other defined benefit pension plans of the Company or an Affiliated Company, the Participant’s Qualified Plan Retirement Benefit shall be the total value of all such defined benefit pensions.

1.25                           “Qualified Plan Preretirement Death Benefit” means the aggregate benefit payment to the Surviving Spouse or Beneficiary of a Participant with respect to the Participant’s Qualified Plan Retirement Benefit in the event of the death of the Participant at any time prior to commencement of payment of his Qualified Plan Retirement Benefit.

1.26                           “Supplemental Plan Preretirement Death Benefit” means the benefit payable to a Surviving Spouse or Beneficiary pursuant to the Plan by reason of the death of the Participant at any time prior to commencement of payment of his Qualified Plan Retirement Benefit.

1.26A                 “Supplemental Retirement Benefit” means either a Supplemental Excess Retirement Benefit or a Supplemental Top Hat Retirement Benefit, as determined under the following Articles.

1.26B                   “Non-409A Supplemental Retirement Benefit” refers to the Supplemental Retirement Benefit that is determined under Code Section 409A to be (i) attributable to amounts deferred in taxable years beginning before January 1, 2005, and (ii) not subject to Code Section 409A.

1.26C                   “409A Supplemental Retirement Benefit” refers to the Supplemental Retirement Benefit that is determined under Code Section 409A to be (i) attributable to amounts deferred in taxable years beginning on or after January 1, 2005, or (ii) attributable to amounts deferred in taxable years beginning before January 1, 2005 that are subject to Code Section 409A.

1.27                           “Surviving Spouse” means a person who is legally married to a Participant at the date of his death.

1.28                           “Top Hat Participant” means a Participant who both (i) participates in the Qualified Plan and (ii) whose benefits under the Qualified Plan are limited by the compensation limits of Code Section 401(a)(17).

ARTICLE II

ELIGIBILITY

A Participant who is eligible to receive a Qualified Plan Retirement Benefit, the amount of which is reduced:

(1)                                  in the case of an Excess Participant, by reason of the application of the limitations on benefits imposed by Code Section 415, or

(2)                                  in the case of a Top Hat Participant, by reason of the application of the limitations on benefits imposed by Code Section 401(a)(17),

shall be eligible to receive a Supplemental Retirement Benefit.  A person shall be considered a Participant in the Plan in the first year such person accrues a benefit under this Plan.  The Supplemental Retirement Benefit shall either be a Supplemental Excess Retirement Benefit or a Supplemental Top Hat Retirement Benefit, whichever is greater.  If a Participant dies prior to commencement of payment of his Qualified Plan Retirement Benefit, his Surviving Spouse or Beneficiary may be eligible to receive a Supplemental Plan Preretirement Death Benefit as provided in Article IV.

Individuals not initially treated and classified by their employer as common-law employees on the payroll records of their employer, including, but not limited to, leased employees, independent contractors or any other contract employees, shall be excluded from participation irrespective of whether a court, administrative agency or other entity determines that such individuals are common law employees.

ARTICLE III

SUPPLEMENTAL RETIREMENT BENEFITS

3.1                                 Amount.

(a)                                  The Supplemental Excess Retirement Benefit payable to an eligible Excess Participant shall be an amount equal to the difference between (i) and (ii) below:

(i)                                     the amount of the Qualified Plan Retirement Benefit to which the Participant would have been entitled if such benefit were computed without giving effect to the limitations on benefits imposed by application of Code Section 415,

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(ii)                                  the amount of the Qualified Plan Retirement Benefit actually payable to the Participant.

The amounts described above shall be computed in the form of an Account Balance commencing on the date payment is made or begins.

(b)                                 The Supplemental Top Hat Retirement Benefit shall be a Top Hat Participant’s Account Balance under this Plan.

(c)                                  Notwithstanding the provisions of 3.1(b) above, a Participant eligible for a Grandfathered Benefit under the Qualified Plan who elects to receive such benefit shall receive a Supplemental Top Hat Retirement Benefit in an amount equal to the difference between (i) and (ii) below:

(i)                                     the amount of the Qualified Plan Retirement Benefit (using the Grandfathered Benefit formula) to which the Participant would have been entitled if such benefit were computed without giving effect to the limitations of Code Sections 401(a)(17) and 415,

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(ii)                                  the amount of the Qualified Plan Retirement Benefit actually payable to the Participant.

The amounts described in (c)(i) and (ii) above shall be computed in the form of a straight life annuity payable over the lifetime of the Participant only commencing on his actual Normal Retirement Date or Early Retirement Date under the Qualified Plan.

3.2                                 Form of Non-409A Supplemental Retirement Benefit.  The Non-409A Supplemental Retirement Benefit (regardless if stemming from a Supplemental Excess Retirement Benefit or Supplemental Top Hat Retirement Benefit) payable to a Participant shall be paid in the same form under which the Qualified Plan Retirement Benefit is payable to the Participant.  The Participant’s election under the Qualified Plan of any optional form of payment of his Qualified Plan Retirement Benefit (with the valid consent of his Surviving Spouse where required under the Qualified Plan) shall also be applicable to the payment of his Non-409A Supplemental Retirement Benefit, regardless if stemming from a Supplemental Excess Retirement Benefit or a Supplemental Top Hat Retirement Benefit.

3.3                                 Commencement of Non-409A Supplemental Retirement Benefit.  Payment of the Non-409A Supplemental Retirement Benefit to a Participant shall commence on the same date that payment of the Qualified Plan Retirement Benefit to the Participant commences.  Any election under the Qualified Plan made by the Participant with respect to the commencement of payment of his Qualified Plan

Retirement Benefit shall also be applicable with respect to the commencement of payment of his Non-409A Supplemental Retirement Benefit.

3.4                                 Approval of Company.  Notwithstanding the provisions of Sections 3.2 and 3.3 above, an election made by the Participant under the Qualified Plan with respect to the form of payment or date for commencement of payment of his Qualified Plan Retirement Benefit (with the valid consent of his Surviving Spouse where required under the Qualified Plan) shall not be effective with respect to the form of payment or date for commencement of payment of his Non-409A Supplemental Retirement Benefit hereunder unless such election is filed in writing with the Committee with respect to his Non-409A Supplemental Retirement Benefit.  If the Committee does not object to such election within 15 days, then the form of payment or date for commencement of payment of the Participant’s Non-409A Supplemental Retirement Benefit shall be deemed to have been accepted by the Committee.  The requirements of this Section 3.4 shall not apply in the event of a Change-of-Control, as defined in Article VIII.

3.4A                       Form and Timing of 409A Supplemental Retirement Benefits.

(a)                                  Initial Eligibility and Payment Elections.  For any person who shall newly become a Participant pursuant to Article II, such person may elect to have his 409A Supplemental Retirement Benefit payable in any optional form in which the Qualified Plan Retirement Benefit is payable to the Participant (including a lump sum payment).  Such person must make a separate optional form election for the 409A Supplemental Retirement Benefit under this Plan, which need not be the same as the Participant’s election under the Qualified Plan.  Such person must also elect when the 409A Supplemental Retirement Benefit will commence, which commencement date may be no sooner than the date when the Participant has terminated employment.  Such payment election must be made no later than thirty (30) days (or such earlier time as the Committee may designate) after the January 1st of the year following the year a person becomes a Participant in the Plan, and shall be irrevocable for the duration of a Participant’s participation in the Plan except as set forth in the remainder of this Section 3.4A.

(b)                                 Transition Period.  For the transition period beginning January 1, 2008 and ending December 31, 2008, any Participant may elect to have his 409A Supplemental Retirement Benefit payable in any optional form in which the Qualified Plan Retirement Benefit is payable to the Participant (including a lump sum payment), and may elect when the 409A Supplemental Retirement Benefit will commence, which commencement date may be no sooner than the date when the Participant has terminated employment.  Such payment election shall be made in accordance with Code Section 409A (and applicable Internal Revenue Service transition relief) and subject to the following provisions.  As of December 31, 2008, any then effective transition payment election shall be irrevocable for the duration of a Participant’s participation in the Plan except as set forth in paragraph (d) below.  No payment election made in 2008 under this transition relief will apply to 409A Supplemental Retirement Benefits that would otherwise be payable in 2008, nor may such election cause 409A Supplemental Retirement Benefits to be paid in 2008 that would not otherwise be payable in 2008.  No payment election under this transition relief may be made retroactively, or when 409A Supplemental Retirement Benefit payments are imminent.

(c)                                  Timely Election Failure.  Failure to make a timely payment election as provided above will result in such person deeming to elect the following with respect to the 409A Supplemental Retirement Benefit: (i) benefit commencement date that is six months after termination of employment and (ii) benefit payment form that is a lump sum payment.  Such deemed election shall be irrevocable for the duration of a Participant’s participation in the Plan except as set forth in paragraph (d) below.

(d)                                 Subsequent Change in Election.  A Participant may change the payment election with respect to the 409A Supplemental Retirement Benefit so long as: (i) the new payment election is made at least twelve (12) months before the original payment commencement date, (ii) the new payment election does not take effect until at least twelve (12) months after the date on which such election is made, and (iii) the original payment commencement date is deferred for a period of not less than five (5) years.  Notwithstanding the foregoing, to the extent that a Participant’s payment form election with respect to the 409A Supplemental Retirement Benefit is a “life annuity” (as defined under Code Section 409A), the Participant may change such election to another optional form in which the Qualified Plan Retirement Benefit is payable to the Participant provided that:

(1)

such optional form is also a “life annuity” (as defined under Code Section 409A) which is actuarially equivalent (as determined under Code Section 409A);

(2)

such election to change is timely made before the first scheduled annuity payment date of the original election; and

(3)

such first scheduled annuity payment date does not change as a result of the new election.

(e)                                  Form.  The elections with respect to the 409A Supplemental Retirement Benefit (including the change in payment election provisions under paragraph (d) above) provided shall be made on a form approved by the Committee and filed with the Committee in the time and manner prescribed by the Committee.

(f)                                    Six Month Delay Rule.  If, at the time the Participant becomes entitled to 409A Supplemental Retirement Benefit payments under the Plan, the Participant is a Specified Employee (as defined and determined under Code Section 409A), then, notwithstanding any other provision in the Plan to the contrary, the following provision shall apply.  No 409A Supplemental Retirement Benefit payments considered deferred compensation under Code Section 409A, which is determined to be payable upon a Participant’s termination as determined under Code Section 409A and not subject to an exception or exemption thereunder, shall be paid to the Participant until the date that is six (6) months after the Participant’s termination.  Any such 409A Supplemental Retirement Benefit payments that would otherwise have been paid to the Participant during this six-month period shall instead be aggregated and paid to the Participant on the date that is six (6) months after the Participant’s termination.  Any 409A Supplemental Retirement Benefit payments to which the Participant is entitled to be paid after the date that is six (6) months after the Participant’s termination shall be paid to the Participant in accordance with the applicable terms of this Plan.

(g)                                 Payments.  Notwithstanding anything in the foregoing, a 409A Supplemental Retirement Benefit payment shall be paid (or commence to be paid) on or as soon as practicable after the date determined pursuant to the above but not later than 30 days after such date.

3.5                                 Actuarial Equivalent.  A Supplemental Retirement Benefit (whether a Supplemental Excess Retirement Benefit or Supplemental Top Hat Retirement Benefit, or whether a Non-409A Supplemental Retirement Benefit or 409A Supplemental Retirement Benefit) which is payable in any form other than the lump sum payment of an Account Balance (or a straight life annuity over the lifetime of a Participant who has chosen to receive the Grandfathered Benefit in lieu of the Participant’s Account Balance under the Qualified Plan), or which commences at any time prior to the Participant’s Normal Retirement Date, shall be the Actuarial Equivalent of the Supplemental Retirement Benefit set forth in Section 3.1.

3.6                                 Source of Benefit Payments.  Any Supplemental Retirement Benefit or Supplemental Plan Preretirement Death Benefit payable to a Participant, a Surviving Spouse, or a Beneficiary shall be paid from the general assets of the Company.

ARTICLE IV

SUPPLEMENTAL PLAN PRERETIREMENT DEATH BENEFIT

4.1                                 Amount.

(a)                                  If a Participant dies prior to commencement of payment of his Qualified Plan Retirement Benefit under circumstances in which a Qualified Plan Preretirement Death Benefit is payable to his Surviving Spouse or a non-spouse Beneficiary, then a Supplemental Plan Preretirement Death Benefit is payable as hereinafter provided.  The Supplemental Plan Preretirement Death Benefit payable to a Surviving Spouse or Beneficiary shall be an amount equal to the difference between (a) and (b) below:

(i)                                     The amount of the Qualified Plan Preretirement Death Benefit to which a Surviving Spouse or Beneficiary would have been entitled if such benefit were computed without giving effect to the limitations on benefits imposed by application of Code Section 415 (and in the case of the Surviving Spouse or Beneficiary of a Top Hat Participant, Code Section 401(a)(17));

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(ii)                                  the Qualified Plan Preretirement Death Benefit actually payable to a Surviving Spouse or Beneficiary.

4.2                                 Form and Commencement of Benefit.  With respect to a Supplemental Plan Preretirement Death Benefit payable to a Surviving Spouse or a Beneficiary that is determined under Code Section 409A to be (i) attributable to amounts deferred in taxable years beginning before January 1, 2005, and (ii) not subject to Code Section 409A, the form and commencement date shall be the same as the form and commencement date of the Qualified Plan Preretirement Death Benefit.

With respect to a Supplemental Plan Preretirement Death Benefit payable to a Surviving Spouse or a Beneficiary that is determined under Code Section 409A to be (i) attributable to amounts deferred in taxable years beginning on or after January 1, 2005, or (ii) attributable to amounts deferred in taxable years beginning before January 1, 2005 that are subject to Code Section 409A, such amount shall be payable as a lump sum payment on or as soon as administratively practicable on the first day of the month following the Participant’s death, but not later than 60 days after such date.  Notwithstanding the foregoing, to the extent that a Participant commenced (or received) his 409A Supplemental Retirement Benefit under the Plan, no amount shall be payable to a Surviving Spouse or a Beneficiary pursuant to the terms of this paragraph.

ARTICLE V

ADMINISTRATION OF THE PLAN

5.1                                 Administration by the Company.  The Company, acting under the supervision of the Committee, shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

5.2                                 General Powers of Administration.  All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of the Company, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan.  The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

5.3                                 409A Compliance.  To the extent any provision of the Plan or action by the Committee or Company would subject any Participant to liability for interest or additional taxes under Code Section 409A, or make Non-409A Supplemental Retirement Benefits subject to Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.  It is intended that the Plan will comply with Code Section 409A, and that the Non-409A Supplemental Retirement Benefits be exempt from Code Section 409A coverage, and the Plan shall be interpreted and construed on a basis consistent with such intent.  The Plan may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with Code Section 409A and to maintain Code Section 409A exemption for the Non-409A Supplemental Retirement Benefits.  For purposes of this Plan with respect to 409A Supplemental Retirement Benefits, a “termination of employment”, “termination”, “retirement” or “separation from service” (or other similar term having a similar import) under this Plan shall have the same meaning as a “separation from service” as defined in Code Section 409A.  The preceding shall not be construed as a guarantee of any particular tax effect for Plan benefits.

ARTICLE VI

AMENDMENT OR TERMINATION

6.1                                 Amendment or Termination.  The Company intends the Plan to be permanent but reserves the right, subject to Article VIII, to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable.  Any such amendment or termination shall be made pursuant to a resolution of the Committee and shall be effective as of the date of such resolution or as specified therein.

6.2                                 Effect of Amendment or Termination.  No amendment or termination of the Plan shall deprive, directly or indirectly, any current or former Participant, Surviving Spouse, or non-spouse Beneficiary of all or any portion of any Supplemental Retirement Benefit or Supplemental Plan Preretirement Death Benefit, the payment of which has commenced prior to the effective date of such amendment or termination or which would be payable if the Participant’s employment terminated for any reason, including death, on such effective date.

ARTICLE VII

GENERAL PROVISIONS

7.1                                 Funding.  The Plan at all times shall be entirely unfunded and the Company shall not be required at any time to segregate any assets of the Company for payment of any benefits hereunder.  No Participant, Surviving Spouse, Beneficiary, or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, Surviving Spouse, Beneficiary, or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

7.2                                 General Conditions.  Any Qualified Plan Retirement Benefit or Qualified Plan Preretirement Death Benefit, or any other benefit payable under the Qualified Plan, shall be paid solely in accordance with the terms and conditions of the Qualified Plan, and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

7.3                                 No Guaranty of Benefits.  Nothing contained in the Plan (or any Plan communication) shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

7.4                                 No Enlargement of Employee Rights.  No Participant, Surviving Spouse, or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company, nor to create or confer on any Participant the right to receive future benefit accruals hereunder with respect to any future period of service with the Company.  Nothing in the Plan shall interfere in any way with the right of the Company to terminate a Participant’s service at any time with or without cause or notice, whether or not such termination results in any adverse effect on the Participant’s interests under the Plan.

7.5                                 Spendthrift Provision.  No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.6                                 Applicable Law.  The Plan (including, without limitation, any rules, regulations, determinations or decisions made by the Compensation Committee or Company relating to the Plan) shall be construed and administered exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

7.7                                 Small Benefits.  If the actuarial value of any Supplemental Retirement Benefit or Supplemental Plan Preretirement Death Benefit is less than $25,000 at a Participant’s termination of employment or death, the Company will pay the actuarial value of such benefit to the Participant, Surviving Spouse, or Beneficiary in a single lump sum in lieu of any further benefit payments hereunder.  Subject to any six-month delay in payment (or portion of payment) required by Code Section 409A, such payment (or applicable portion) shall be made on or as soon as administratively practicable after the Participant’s termination of employment or death (or the date required by Code Section 409A’s six-month delay rule), but not later than 60 days after such date.

7.8                                 Incapacity of Recipient.  If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

7.9                                 Corporate Successor.  The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the reorganization, merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such transfer, sale, reorganization, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan, except as set forth in Article VIII.  In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 6.2.

7.10                           Unclaimed Benefit.  Each Participant shall keep the Company informed of his current address and the current address of his spouse and/or Beneficiary.  The Company shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant’s Supplemental Retirement Benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse or Beneficiary for the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant, Surviving Spouse, Beneficiary or any other person and such benefit shall be irrevocably forfeited.

7.11                           Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Surviving Spouse, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

7.12                           Duties of Participants, Beneficiaries, and Surviving Spouses.  A Participant, Surviving Spouse or Beneficiary shall, as a condition of receiving benefits under this Plan, be obligated to provide the Committee with such information as the Committee shall require in order to calculate benefits under this Plan or otherwise administer the Plan.

7.13                           Taxes and Withholding.  As a condition to any payment or distribution pursuant to the Plan, the Company may require a Participant (or as applicable, the Surviving Spouse or Beneficiary) to pay such sum to the Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the Participant (or as applicable, the Surviving Spouse or Beneficiary) thereunder.  The Company may deduct or withhold such sum from any payment or distribution to the Participant (or as applicable, the Surviving Spouse or Beneficiary).

7.14                           Treatment for other Compensation Purposes.  Payments received by a Participant (or as applicable, the Surviving Spouse or Beneficiary) under the Plan shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company, unless expressly so provided by such other plan, contract or arrangement.

ARTICLE VIII

CHANGE-OF-CONTROL

8.1                                 Definition of Change-of-Control.  For purposes of this Plan, a “Change-of-Control” shall be deemed to have occurred if:

(a)                                  Any “Person” (as defined below), excluding for this purpose the Company or any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any entity organized, appointed or established for or pursuant to the terms of any such plan which acquires beneficial ownership of common shares of the Company, is or becomes the “Beneficial Owner” (as defined below) of twenty percent (20%) or more of the common shares of the Company then outstanding; provided, however, that no Change-of-Control shall be deemed to have occurred as the result of an acquisition of common shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate beneficial ownership interest of any Person to twenty percent (20%) or more of the common shares of the Company then outstanding, but any subsequent increase in the beneficial ownership interest of such a Person in common shares of the Company shall be deemed a Change-of-Control; and provided further that if the Board determines in good faith that a Person who has become the Beneficial Owner of common shares of the Company representing twenty percent (20%) or more of the common shares of the Company then outstanding has inadvertently reached that level of ownership interest, and if such Person divests as promptly as practicable a sufficient number of shares of the Company so that the Person no longer has a beneficial ownership interest in twenty percent (20%) or more of the common shares of the Company then outstanding, then no Change-of-Control shall be deemed to have occurred.  For purposes of this paragraph (a), the following terms shall have the meanings set forth below:

(i)

“Person” shall mean any individual, firm, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of any such entity.

(ii)

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iii)

A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(A)                              which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly (determined as provided in Rule 13d-3 under the Exchange Act);

(B)                                which such Person or any of such Person’s Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bonafide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than rights under the Company’s Rights Agreement dated June 25, 1996 with The Bank of New York, as amended), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (2) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (a) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (b) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(C)                                which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to subparagraph (a)(iii)(B)(2), above) or disposing of any securities of the Company.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s beneficial ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

(b)                                 During any period of two (2) consecutive years, individuals who at the beginning of such two-year period constitute the Board and any new director or directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), above, or paragraph (c), below) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

(c)                                  Approval by the shareholders of (or if such approval is not required, the consummation of) (i) a plan of complete liquidation of the Company, (ii) an agreement for the sale or disposition of the Company or all or substantially all of the Company’s assets, (iii) a plan of merger or consolidation of the Company with any other corporation, or (iv) a similar transaction or series of transactions involving the Company (any transaction described in parts (i) through (iv) of this paragraph (c) being referred to as a “Business Combination”), in each case unless after such a Business Combination the shareholders of the Company immediately prior to the Business Combination continue to own at least eighty percent (80%) of the voting securities of the new (or continued) entity immediately after such Business Combination, in substantially the same proportion as their ownership of the Company immediately prior to such Business Combination.

A “Change-of-Control” shall not include any transaction described in paragraph (a) or (c) above where, in connection with such transaction, a participant and/or any party acting in concert with that participant shall substantially increase their, his or its, as the case may be, ownership interest in the Company or a successor to the Company (other than through conversion of prior ownership interests in the Company and/or through equity awards received entirely as compensation for past or future personal services).

8.1A                       Definition of 409A Change-of-Control.  For purposes of this Plan, a “409A Change-of-Control” means the occurrence of any of the following events:

(a)                                  any person or Group acquires ownership of Company’s stock that, together with stock held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of Company’s stock, (including an increase in the percentage of stock owned by any person or Group as a result of a transaction in which Company acquires its stock in exchange for property, provided that the acquisition of additional stock by any person or Group deemed to own more than 50% of the total fair market value or total voting power of Company’s stock on January 1, 2005, shall not constitute a 409A Change-of-Control); or

(b)                                 any person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) ownership of Company stock possessing 30%  or more of the total voting power of Company stock; or

(c)                                  a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(d)                                 any person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) assets from Company that have a total Gross Fair Market Value equal to 40% or more of the total Gross Fair Market Value of all Company assets immediately prior to such acquisition or acquisitions, provided that there is no 409A Change-of-Control when Company’s assets are transferred to:

(1)

a shareholder of Company (immediately before the asset transfer) in exchange for or with respect to Company stock;

(2)

an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Company;

(3)

a person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all outstanding Company stock; or

(4)

an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of the above sub-paragraph (d), a person’s status is determined immediately after the transfer of the assets.  For example, a transfer to a corporation in which Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of Company after the transaction is not a 409A Change-of-Control.

For purposes of this Section 8.1A, “Gross Fair Market Value” means the value of assets determined without regard to any liabilities associated with such assets.

For purposes of this Section 8.1A, “Group” means persons acting together for the purpose of acquiring Company stock and includes owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Company. If a person owns stock in both Company and another corporation that enter into a merger, consolidation purchase or acquisition of stock, or similar transaction, such person is considered to be part of a Group only with respect to ownership prior to the merger or other transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time, or as a result of the same public offering.

8.2                                 Benefit Rights Upon Change-of-Control.

(a)                                  Notwithstanding any other provision of the Plan to the contrary, in the event of a Change-of-Control, the Company or any successor shall be prohibited from amending or terminating the Plan in any manner so as to deprive, directly or indirectly, any current or former Participant, Surviving Spouse, or Beneficiary of all or any portion of any Supplemental Retirement Benefit or Supplemental Plan Preretirement Death Benefit, the payment of which has commenced prior to the effective date of such amendment or termination, or which would be payable if the Participant’s employment terminated for any reason, including death, on such effective date.  Following a Change-of-Control or 409A Change-of-Control, no action shall be taken under the Plan that will cause any of the Non-409A Supplemental Retirement Benefits to be subject to Code Section 409A coverage or cause any of the 409A Supplemental Retirement Benefits to fail to comply in any respect with Code Section 409A, in either case, without the written consent of the Participant, Surviving Spouse, or Beneficiary (as applicable).

(b)                                 In the event that the Plan is terminated following a Change-of-Control, each current or former Participant, Surviving Spouse, or Beneficiary, shall be paid immediately a lump sum amount with respect to the Non-409A Supplemental Retirement Benefits (and with respect to the 409A Supplemental Retirement Benefits if such Plan (together with any other deferred compensation arrangements as required by Code Section 409A) terminates).  This amount shall be the Actuarial Equivalent of any of the Non-409A Supplemental Retirement Benefits (and with respect to the 409A Supplemental Retirement Benefits if applicable) or Supplemental Plan Preretirement Death Benefit, the payment of which has commenced prior to the effective date of any such termination, or which would be payable if the Participant’s employment terminated on the effective date of any Plan termination.

(c)                                  For the purpose of determining a Participant’s, Surviving Spouse’s, or Beneficiary’s right to receive a benefit (but not the amount of any such benefit) under this Article VIII, any Participant who has not yet become eligible for a Qualified Plan Retirement Benefit shall be deemed to have done so upon the Change-of-Control.

(d)                                 Subject to Section 5.3, the benefit rights of any Participant under this Plan shall be determined only after taking into account the effect of any Severance Agreement between the Company and the Participant.

8.3                                 Excess Parachute Payments by the Company.

(a)                                  Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 8.3 (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or if any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)                                 Subject to the provisions of paragraph (c) below, all determinations required to be made under this Section 8.3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm which is then serving as the auditors for the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to both the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is required by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change-of-Control, the Participant shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accounting Firm” hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payments, as determined pursuant to this Section 8.3, shall be paid by the Company to the Participant within five (5) days of the receipt of the Accounting Firm’s determination, but shall be paid no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes.  If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with a written opinion that failure to report the Excise Tax on the Participant’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any good faith determination by the Accounting Firm shall be binding upon the Company and the Participant.  As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to paragraph (c) below, and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant, but shall be paid no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes.

(c)                                  The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than fifteen (15) business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Participant shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(i)

Give the Company any information reasonably requested by the Company relating to such claim,

(ii)

Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)

Cooperate with the Company in good faith in order to effectively contest such claim, and

(iv)

Permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provision of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by the Participant of an amount advanced by the Company pursuant to paragraph (c) above, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of said paragraph (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto).  If, after the receipt by the Participant of an amount advanced by the Company pursuant to said paragraph (c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid (provided that such forgiveness shall be made no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes); and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

ARTICLE IX

SPECIAL PROVISIONS

9.1                                 Former Participants in the General Signal Corporation Supplemental Retirement Plan.  Certain employees of General Signal Corporation were participants in the General Signal Corporation Supplemental Retirement Plan (the “GSX Plan”), which terminated on December 31, 1998.  Benefits earned under the GSX Plan through December 31, 1998 shall be paid instead under this Plan.  The Actuarial Equivalent of the GSX Plan benefit on December 31, 1998 (including any early retirement subsidy for a person eligible for early retirement under the GSX Plan on such date), shall be the Initial Account Balance under this Plan.  Thereafter, the Account Balances of such Participants shall be maintained like any other Account Balance under this Plan.  Former participants in the GSX Plan will be Participants in this Plan from and after January 1, 1999, only if, and for so long as, they meet the requirements for being a Top Hat Participant, as set forth in the Plan.

9.2                                 Certain Former General Signal Participants Eligible for Transition Benefits.  Participants in this Plan eligible for a Transition Benefit (as defined under the Qualified Plan) with respect to their Qualified Plan account balance shall also receive such a benefit from this Plan, calculated as if the Account Balance of a Participant under this Plan was part of the Qualified Plan.  Persons who are eligible for a Transition Benefit in the Qualified Plan who are not Participants in this Plan shall not receive such a benefit from this Plan.

Benefits shall be paid only if the plan administrator decides in its discretion that the applicant is entitled to them.